Exhibit 10.1

Stock Option Award Agreement

Giga-tronics Incorporated, a California corporation, and the undersigned person (“Optionee”) are entering into this Stock Option Agreement effective as of the Grant Date set forth below. The Company has granted to Optionee the option (the “Option”) to purchase the number of shares (the “Shares”) of common stock, no par value, of the Company (“Stock”) set forth below at the per Share purchase price (the “Exercise Price”) set forth below, pursuant to the terms of this Award Agreement. The Option was granted under the Company’s 2018 Equity Incentive Plan, as the same may be amended, modified, supplemented or interpreted from time to time (the “Plan”), which is incorporated herein by reference and to which this Option is subject in all respects.

Optionee Name:

Grant Date:

Vesting Commencement Date:

Number of Shares:	NQ

Expiration Date:

Exercise Price:

1.     Terms of Plan. All capitalized terms used in this Award Agreement and not otherwise defined shall have the meanings ascribed thereto in the Plan. Optionee confirms and acknowledges that Optionee has received and reviewed copies of the Plan and the Prospectus, dated November 30, 2018, with respect to the Plan. The Plan is administered by the Committee which has complete authority to make all determinations with respect to each Award, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to determine the terms and provisions of Award Agreements, and to make all other determinations under the Plan.

2.     Nature of the Option. The Option has been granted as an incentive to Optionee’s Continuous Service, and is in all respects subject to such Continuous Service and all other terms and conditions of this Award Agreement and the Plan. The Option is intended to be a Nonstatutory Option.

Form for Nonstatutory Options (four year vesting schedule)

3.     Vesting, Exercise and Term of Option. The Option shall vest and become exercisable during its term in accordance with the following provisions:

 (a)     Vesting and Right of Exercise.

(i)     The Option shall vest and become exercisable with respect to 25% of the Shares on the first anniversary of the Vesting Commencement Date and as to an additional one forty-eighth (1/48th) of the Shares each successive month thereafter on the same day of each month as the Vesting Commencement Date until all of the Shares have vested, subject to Optionee’s Continuous Service.

(ii)     Subject to Section 6.5 of the Plan, in the event of Optionee’s death, disability or other termination of Optionee’s Continuous Service, the Option shall be exercisable in the following manner, provided that the unvested portion of the Option shall be immediately forfeited:

(I)     Termination of Employment: the Option ceases to be exercisable 90 days following termination of employment, during which time it shall be exercisable only to the extent exercisable at the date of termination, except that the Option shall not be exercised after its Expiration Date;

(II)     Disability: if Optionee was in Continuous Service from the Grant Date until the date of termination of service due to disability the Option ceases to be exercisable twelve months following the date of termination of Continuous Service from disability, during which time it shall be exercisable only to the extent exercisable at the date of termination due to disability, except that the Option shall not be exercised after its Expiration Date; and

(III)     Death: if the Optionee was in Continuous Service from the Grant Date until the date of death, the Option ceases to be exercisable twelve months following the date of death, during which time it shall be exercisable by the Optionee’s estate or by a person who acquired the right to exercise the Option by bequest, inheritance or otherwise as a result of the Optionee’s death only to the extent exercisable at the date of death, except that the Option shall not be exercised after its Expiration Date.

(b)       Method of Exercise. In order to exercise any vested portion of the Option, Optionee shall notify the Company in writing by executing and delivering the Notice of Exercise of Stock Option in the form attached hereto as Exhibit A (the “Exercise Notice”). The Shares as to which the Option has been exercised shall be registered in the name of Optionee or otherwise as the Optionee may request and the Company shall permit.

(c)       Restrictions on Exercise; Term of Option.

(i)     Optionee may exercise the Option only with respect to Shares that have vested in accordance with Section 3(a) of this Award Agreement.

(ii)     Optionee may not exercise the Option if the issuance of the Shares upon such exercise or the method of payment of consideration for such Shares would constitute a violation of any applicable federal or state securities law or other law or regulation.

(iii)     The method and manner of payment of the Exercise Price will be subject to the prohibition on loans to directors and executive officers in Section 402 of the Sarbanes-Oxley Act of 2002, to the rules under Part 221 of Title 12 of the Code of Federal Regulations as promulgated by the Federal Reserve Board, and to any other applicable laws, rules or regulations.

(iv)     As a condition to the exercise of the Option, the Company may require certain representations and warranties as the Company may request pursuant to Section 9.3 of the Plan. Prior to or subsequent to exercise of the Option, the Company may require the Optionee to enter into certain lock-up arrangements as provided in Section 9.4 of the Plan.

(v)     Optionee may only exercise the Option upon, and the obligations of the Company under this Award Agreement to issue Shares to Optionee upon any exercise of the Option is conditioned on, satisfaction of all federal, state, local or other withholding tax obligations associated with such exercise (whether so required to secure for the Company a tax deduction or otherwise) (“Withholding Obligations”). The Company reserves the right to require Optionee to remit to the Company an amount sufficient to satisfy all Withholding Obligations prior to the issuance of any Shares upon any exercise of the Option. In addition, Optionee authorizes the Company to deduct any such Withholding Obligations from any payments of any kind due to Optionee (whether in connection with the Option or otherwise). Subject to the approval of the Committee (which may be unreasonably withheld), the Optionee may elect to satisfy Withholding Obligations, in whole or in part, by having the Company withhold shares of Stock otherwise due to the Optionee upon exercise of the Option, or by submitting shares of Stock previously owned by the Optionee.

(vi)     No fraction of a Share shall be purchasable or deliverable upon exercise of the Option, but in the event any such Shares shall include a fraction of a Share (whether due to net exercise, payment of the Exercise Price by having Shares withheld or by submitting previously owned shares, by adjustment of the Option as provided in the Plan, or otherwise), such number of Shares shall be rounded down to the nearest smaller whole number of Shares.

(vii)     The Option may not be exercised following the Expiration Date, and may be exercised during such term only in accordance with the terms of this Award Agreement.

4.     Transferability of Option.

 (a)     Subject to the approval of the Committee (which may be unreasonably withheld), the Option may be transferred by the Optionee through a gift or domestic relations order in settlement of marital property rights, and may be reacquired by the Optionee from, any “family member” as defined in and in a manner consistent with Section 6.4 of the Plan, provided that any such transfer is without payment of any value whatsoever.

 (b)     The terms of this Award Agreement shall bind the Optionee and his or her spouse or domestic partner and the respective Permitted Transferees, executors, administrators, heirs, personal representatives and successors of the foregoing.

5.     Method of Payment.

 (a)     Upon exercise (and together with the delivery of the Exercise Notice), Optionee shall pay the aggregate Exercise Price of the Shares purchased and the Withholding Obligations by any of the following methods, or a combination thereof, at the election of Optionee:

(i)     cash;

(ii)     certified or bank cashier’s check;

(iii)     if shares of Stock are traded on an established stock market or exchange on the date of exercise, by surrender of whole shares of Stock having a Market Value equal to the portion of the Exercise Price to be paid by such surrender, provided that if such shares of Stock to be surrendered were acquired upon exercise of an Incentive Option, Optionee must have first satisfied the holding period requirements under Section 422(a)(1) of the Code;

(iv)     by a “net exercise” of the Option, in which the Company will not require a payment of the Exercise Price but will reduce the number of shares of Stock issued upon the exercise by the largest number of whole shares that have a Fair Market Value that does not exceed the aggregate Exercise Price of the Shares as to which the Option is being exercised. With respect to any remaining balance of the aggregate Exercise Price, the Company will accept a cash payment from the Optionee. The number of shares of Stock underlying the Option will decrease following exercise to the extent of (i) Shares used to pay the Exercise Price of an Option under the “net exercise” feature, (ii) Shares actually delivered to the Optionee as a result of such exercise and (iii) shares withheld to pay the Withholding Obligations; or

(v)     if shares of Stock are traded on an established stock market or exchange on the date of exercise, pursuant to and under the terms and conditions of any formal cashless exercise program authorized by the Company entailing the sale of the Stock subject to an Option in a brokered transaction (other than to the Company).

  (b)       Payment in Stock. If Optionee shall pay all or a portion of the aggregate Exercise Price and Withholding Obligations due upon an exercise of the Option by surrendering shares of Stock pursuant to Section 5(a)(iii), then Optionee:

(i)     shall accompany the Exercise Notice with a duly endorsed blank stock power (with an appropriate signature guarantee if requested by the Company) with respect to the number of shares of Stock to be surrendered and shall deliver the certificate(s) representing such surrendered shares to the Company at its principal offices within two business days after the date of the Exercise Notice;

(ii)     authorizes the Company to transfer so many whole number of Shares represented by such certificate(s) that have a Fair Market Value that does not exceed the aggregate Exercise Price for the Shares as to which the Option is being exercised. With respect to any remaining balance of the aggregate Exercise Price, the Company will accept a cash payment from the Optionee; and

(iii)     may not surrender any fractional share as payment of any portion of the Exercise Price.

6.     Not an Employment Contract. Nothing in the Plan or this Award Agreement shall confer upon Optionee any right to continuation of the Optionee’s employment or other association with the Company or shall interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to modify the terms of Optionee’s employment or to terminate Optionee’s employment at any time for any reason whatsoever, with or without cause.

7.     Tax Consequences Generally. Optionee acknowledges that Optionee may suffer adverse tax consequences as a result of exercise of the Option. Optionee acknowledges that the Company advises Optionee to consult with the Optionee’s tax advisers in connection with the tax implications relating to the Option including but not limited to the acquisition, disposition or transfer of the Option or of any securities or property in connection therewith, and that Optionee is not relying on the Company for any tax advice in connection therewith. Any adverse consequences incurred by an Optionee in connection with the Option, including, without limitation, from the use of shares of Stock to pay any part of the Exercise Price or any tax in connection with the exercise of the Option shall be the sole responsibility of Optionee.

8.     Consent of Spouse/Domestic Partner. Optionee agrees that Optionee’s spouse’s or domestic partner’s interest in the Option is subject to this Award Agreement and such spouse or domestic partner is irrevocably bound by the terms and conditions of this Award Agreement. Optionee agrees that all community property interests of Optionee and Optionee’s spouse or domestic partner in the Option, if any, shall similarly be bound by this Award Agreement. Optionee agrees that this Award Agreement is binding upon Optionee’s and Optionee’s spouse’s or domestic partner’s executors, administrators, heirs and assigns. Optionee represents and warrants to the Company that Optionee has the authority to bind Optionee’s spouse/domestic partner with respect to the Option. Optionee agrees to execute and deliver such documents as may be necessary to carry out the intent of this Section 10 and the consent of Optionee’s spouse/domestic partner.

IN WITNESS WHEREOF, Optionee and the Company are entering into this Award Agreement as of the Grant Date.

Giga-tronics Incorporated

By:
Optionee Signature
Name:

Optionee Name	Title:

Exhibit A

Notice of Exercise of Stock Option/Tandem Stock Appreciation Right

I ________________________________________ (please print legibly) hereby elect to exercise the stock options(s) identified below (the “Option(s)”) granted to me by Giga-tronics Incorporated (the “Company”) under its 2018 Equity Incentive Plan (the “Plan”) with respect to the number of shares of Stock of the Company set forth below (the “Shares”). I acknowledge and agree that my exercise of the Option(s) is subject to the terms and conditions of the Plan and the Stock Option Award Agreement(s) governing the Option(s). Optionee confirms and acknowledges that Optionee has received and reviewed copies of the Plan and the Prospectus, dated _____________, with respect to the Plan.

1.	_____________ Shares at $ ________ per share (Grant date of Option): ____________
2.	_____________ Shares at $ ________ per share (Grant date of Option): ____________
3.	_____________ Shares at $ ________ per share (Grant date of Option): ____________
4.	_____________ Shares at $ ________ per share (Grant date of Option): ____________

[OPTION EXERCISE]
I choose to pay the Exercise Price of the above option(s) as follows [please complete the numbered item(s) which apply to your exercise]:

1.	Cash: $____________________

2.	Check: $____________________ (please make checks payable to Giga-tronics Incorporated)

3.	Surrender of _________________ Shares

4.	[Net exercise as described in Section 5(a)(iv) of the Option ☐ [if applicable check box]]

I choose to pay the tax withholding relating to the exercise of the above option(s) as follows:

5.	Cash: $____________________

6.	Check: $____________________ (please make checks payable to Giga-tronics Incorporated)

7.	Surrender of _________________ Shares currently owned by Optionee

8.	Withholding of _______________ Shares from Shares otherwise deliverable on exercise.

[IF APPLICABLE]
Please deliver the stock certificate(s) representing the Shares to (please print legibly):

Name:
(please print legibly)

Signature:

Date:

Phone No: